Officer Relocation Guide

Table of Contents

TABLE OF CONTENTS
GETTING STARTED
Your Relocation Guide
Important Notices
ALTAIR WILL ADMINISTER YOUR RELOCATION
RELOCATION SUMMARY
ELIGIBILITY FOR BENEFITS
RELOCATION REPAYMENT AGREEMENT
MISCELLANEOUS EXPENSE ALLOWANCE
LEASE CANCELLATION
Relocation Clause
HOME SALE ASSISTANCE PROGRAM
You Must Work with Altair
Eligibility of the Home
If your home is ineligible for the Home Sale Assistance Program
If your home is eligible for the Home Sale Assistance Program
Step 1:                Speak with your RMC consultant before signing any agreement(s) with real estate professionals regarding the sale of your home.
Step 2:                Broker's Market Analysis
Step 3:                Selecting a broker or agent to sell your home
Step 4:                Listing your home for sale
Step 5:                Work closely with the broker and the RMC  to locate a buyer for your home.
Step 6:                Review any purchase offers on the home with your RMC consultant.
Step 7:                Amended Value Sale
Step 8:                Closing an Amended Value Sale
Step 9:                Cost of Ownership
Step 10:Vacating the Home
Tax Liability
GUARANTEED PURCHASE OFFER
Required Marketing Period
Relocation Appraisals determine the value of the Guaranteed Purchase Offer.
Accepting the Guaranteed Purchase Offer
Amended Value Sale
Home Sale Incentive
Possession Period
Proration Date
Pass-back of Gain or Loss on Sale to Employee
Tax Liability
EQUITY ADVANCE
Tax Liability
NEW HOME FINDING ASSISTANCE
Home Search Trip
Business Expenses
Tax Liability
LENDER REFERRAL
HOME PURCHASE CLOSING COSTS
Closing Procedures
Eligible Closing Expenses
Non-eligible Closing Expenses
Tax Liability
HOUSEHOLD GOODS MOVING
Insurance
Moving Services
Household Goods Storage
Transportation of Automobiles
Disconnecting and Connecting Appliances/Utilities
Special or Extraordinary Shipping Requirements Are Your Responsibility
Authorized Household Goods Eligible for Moving Benefit
Items NOT Authorized
Additional Exclusions
Important Information Concerning Household Goods Shipping
Tax Liability
TEMPORARY LIVING EXPENSES
Trips Home
Tax Liability
FINAL TRIP
Tax Liability
EXPENSE REPORTING
TAX LIABILITY ON RELOCATION EXPENSES PAID TO YOU OR ON YOUR BEHALF
RELOCATION REPAYMENT AGREEMENT

Getting Started

Your Relocation Guide
PG&E has established this relocation guide to assist in the financial and service needs of employees who meet the eligibility requirements and wish to relocate.  The guide is designed to address most events in a typical relocation and is intended to ease the transition to the new location for you and your family.
This guide outlines the various benefits available to you. We suggest that you review it carefully and make note of any questions you have or further information you may need.
Important Notices
▪	PG&E reserves the right to interpret, at its sole discretion, the provisions of this program and to amend, limit or change any of its provisions with or without prior notice.
▪	Nothing in this guide should be interpreted as an employment guarantee or as creating an employment contract, expressed or implied, for any duration.
▪
The intent of the relocation program is to provide reasonable, consistent and cost effective financial assistance and quality services to employees who relocate. The guide does not offer or imply that all relocation costs will be fully compensated.

▪	This relocation program has been designed to provide tax benefits and cost savings for you and PG&E. If you choose to work outside the guidelines, certain benefits may not be available to you.
▪
It is expected that you will make every effort to transfer promptly and control the cost of your move whenever possible. You will be reimbursed for reasonable, necessary and properly authorized eligible expenses.  You are expected to maintain expenses at a conservative level and to be familiar with which expenses are reimbursable. The Company may, at its discretion, choose not to reimburse, in full or in part, an expense that is deemed unreasonable or excessive.

Altair Will Administer Your Relocation

Altair Global is a full-service Relocation Management Company (RMC) retained by PG&E to assist you with each step of your relocation. You will have one single point of contact, your RMC consultant, who will provide service, answer questions, and address any issues that arise.
In addition to normal business hours, your relocation consultant is available evenings and weekends to assist you with any aspect of your relocation.

Altair Global
201 N. Civic Drive, Suite 240
Walnut Creek, CA 94596
Toll Free: 800.934.5400
Direct: 925.945.1001
FAX: 925.945.1879
www.altairglobal.com

Altair's Employee and Family web site contains relocation resources, tools, and helpful information.  Once the RMC receives your authorization for relocation from PG&E, you will receive an invitation via email to create your account online. You will have access to:
▪	Relocation policies and related documents
▪	Online messages about your relocation
▪	Submit and track expense reimbursement requests

Relocation Summary

Please Note: The following summary does not include all details regarding relocation benefits. Conditions and limitations may apply that need further explanation. Do not rely on this summary alone; read the entire document carefully and ask your RMC consultant to clarify any point that you do not understand.
PROVISION	OFFICER RELOCATION BENEFITS
Miscellaneous Expense Allowance	$7,000 (less applicable taxes).
Lease Cancellation	Necessary cancellation expenses up to two months' rent.
Home Sale Assistance
Includes professional home marketing assistance to support efforts to sell your home and implementation of a home sale assistance process that provides significant tax savings for both you and PG&E when an offer is received from an outside buyer.  You must call your RMC consultant before contacting a broker to list your home.

Guaranteed Purchase Offer (GPO)	The RMC prepares an offer for your home based on the average of two objective appraisals. The GPO may be accepted after your home has been marketed for 60 days.
Equity Advance	Equity advance up to 90% of equity based on the GPO.
New Home Finding Assistance
Maximum of two trips for a combined total of up to 8 days/7 nights for you and your spouse/registered domestic partner; eligible relocating children may go on one trip. Transportation (baggage fees not covered), lodging and meals (up to $75 per day per adults and children aged 16 and older, and $40 per day per child). Full day rental tour if seeking permanent rental accommodations.

Lender Referral	The RMC provides counseling and referral to lenders that offer special programs.
Home Purchase Closing Costs
Reimbursement will be equal to actual costs or 2.0% of the new home purchase price, whichever is less. You must call your RMC consultant before contacting a real estate agent to be eligible for closing cost reimbursement.

Household Goods Moving	Packing, loading, transportation, and insurance; 90 days in-transit storage for authorized household goods; up to 2 cars shipped if move is over 400 miles.
Temporary Living Expenses
Up to 6 months of corporate housing; a maximum of 2 round trips or mileage reimbursement for you to return to the departure location OR your spouse/registered domestic partner to visit the destination location. Up to 14 days of rental car while your personal auto is in transit.

Final Trip
Reasonable expenses for employee and eligible dependents. Meals (up to $75 per day per adult and children aged 16 and older and $40 per day per child) and lodging reimbursed with original receipts. One-way airfare and baggage fees for up to $100 in total per person if move is over 400 miles; or mileage reimbursed at the current IRS rate. One night's lodging and meals prior to departure, en route, and one night's expenses at destination.

Expense Reporting	Employee-paid eligible relocation expenses reimbursed by the RMC upon receiving completed expense form with itemized receipts for all expenses.
Tax Liability
Most taxable reimbursements are grossed up to compensate for the tax impact on the employee. Gross-up is provided as a financial benefit, but it is not intended to compensate you completely for all tax liabilities.

Eligibility for Benefits

To be eligible for Officer relocation benefits, you must meet the following requirements:
▪	Your position is Vice President or higher.
▪	You meet the following Internal Revenue Service (IRS) guidelines for a qualified move for tax purposes.
-	The distance from your former residence to your new work location is 50 miles or greater than the distance from your former residence to your previous work location.
-	You will be employed full time within the same general commuting area for 39 weeks or more within a 12-month period that begins when you arrive at the new location.
▪	The relocation is between locations within the U.S. or from Canada to the U.S.
▪	You complete the relocation benefits requirements within twelve (12) months from your hire date or internal transfer date.
▪	You have signed and returned a relocation repayment agreement to the RMC.
Additionally, if you are a current employee transferring to another location, you must also meet the following requirements:
▪	You must not have had a relocation paid for by the Company in the last twelve (12) months; and
▪	The new position must be a regular, full-time position.

Relocation Repayment Agreement

To be eligible for relocation benefits, employees are required to sign and return a Relocation Repayment Agreement to the RMC. An employee who receives relocation assistance and voluntarily resigns employment within a 24-month period will be required to refund all or part of the monies spent by PG&E, including tax gross-up. Repayment will be as follows:
Resignation within the 1st year: 100%
Resignation within the 2nd year:  50%
If you are involuntarily terminated, you will not be responsible for repayment of any relocation expenses, regardless of the duration of employment at the new location.
No relocation benefits, including payments, will be made until a signed copy of the Relocation Repayment Agreement is on file.  A copy of the Agreement can be found at the end of this guide.

Miscellaneous Expense Allowance

PG&E's relocation program does not cover every expense you are likely to incur during your move. To help you with these various costs, PG&E provides a Miscellaneous Expense Allowance (MEA) of $7,000 (less applicable gross earning taxes—no gross-up is provided).
The MEA is yours to use as you wish, and no receipt submission to the RMC or PG&E is required. However, you may need to keep receipts for your personal tax records. If in doubt, keep your receipts and talk to a tax advisor.
The MEA will be distributed directly to you from the RMC via direct deposit or check once your signed Repayment Agreement has been received and you have started work in your new location. If you are a current employee, you will be responsible for updating your Personnel Change Request in order to receive your MEA.
The MEA may be used to help with expenses such as:
▪	Storage or shipment of household goods outside of the parameters outlined in this guide
▪	Alcohol, wine and wine cellar shipment
▪	Tips to movers
▪
Travel expenses not covered by relocation guide, e.g., airline upgrade fees, preferred seat fees, baggage fees for the home finding trip, and bags in excess of two per person for the final move trip, etc.

▪	Concessions negotiated in the sale of a home
▪	Express mail charges (Federal Express, UPS, Airborne Express, etc.); notary fees, etc.
▪	Personal telephone calls (long distance, cell phone charges)
▪	Repairs, decorating, installation, wiring, cleaning, landscaping, etc. expenses for old or new home
▪	Security or utility deposits
▪	Automobile registration fees, licenses, or smog control charges
▪	Losses of fees for subscriptions, memberships, schools, safety deposit box
▪	Child care expenses
▪	Spouse/domestic partner employment costs
▪	Pet deposits or moving and boarding of pets
▪	Laundry and cleaning
▪	Tax obligations not fully compensated by gross-up
▪	GPS and other upgrades not standard for your rental car

Lease Cancellation

If you are a renter and have a lease to cancel in the departure location, you will be reimbursed for up to 2 months' rent.  Your lease must have been signed prior to the date of the official relocation.  The intent of this benefit is to cover lease cancellation fees, but not unused rent (i.e. if you are responsible for rent through a given month and move out midway through the month, the balance of that month's rent is not considered reimbursable as "lease cancellation").
Following is the documentation that you will need to submit for reimbursement:
▪	A copy of the current lease signed by the landlord and tenant(s)
▪	A copy of the notice to vacate letter that you provided to the landlord or property manager, which includes the date you intend to vacate
▪
A response back from your landlord with the dollar amount required to break the lease and confirmation that you have vacated and turned in your keys.  The landlord will need to outline the costs (i.e. rent, break fee, etc.), associated with breaking the lease.

▪
Proof of payment of the amount you paid to the landlord for the lease break.  This can be in the form of a cancelled check (front and back), credit card or bank statement showing the charge, or a signed/dated receipt from the landlord showing what was paid.

Upload all of the above documents to the website at www.altairglobal.com for reimbursement consideration.  Please provide all required documents together to avoid delays in reviewing your reimbursement.
Relocation Clause
If you decide to rent rather than purchase a home in the new location, you should include a relocation clause in your new lease that allows you to terminate the lease without penalty upon future relocation. The following example may be used:
It is understood the Lessee is subject to transfer by his or her employer. Accordingly, it is agreed in the event of Lessee's transfer at any time prior to the date on which the last monthly rental payment under this Lease becomes due, Lessor will release Lessee of and from all further obligations under the Lease as of the last day of the monthly rental period during which Lessee vacates the premises, provided the Lessee gives written notice to the Lessor 30 days prior to vacating.

Home Sale Assistance Program

For homeowners, the sale of your home may be one of the most critical factors in accomplishing a successful relocation. The Home Sale Assistance Program is structured to save money for you and PG&E by providing you the opportunity for significant tax savings.
You Must Work with Altair
To receive home sale benefits you must contact PG&E's Relocation Management Company (RMC), Altair, for referral to approved real estate agents in connection with the purchase and/or sale of your residence. If you choose not to use an Altair preferred broker, you may jeopardize your closing cost benefits.

Call the Relocation Management Company First!
800.934.5400
800

Eligibility of the Home
To be eligible for the Home Sale Assistance Program, your home must meet the following criteria:
▪	The residence is a one-family or two-family home, townhouse or condominium on a standard size lot (less than one acre) and zoned residential.
▪
The land on which the residence is located must constitute a lot of standard size for the area and zoned residential. Land not reasonably necessary for the use and enjoyment of the property as a single-family dwelling, such as additional lots or farm acreage, is excluded.

▪	The home is your primary residence on the effective date of the transfer and you are currently living there.
▪	You, or you and your spouse/domestic partner, are owner(s) of the property and you have good and marketable title to the property (an ex-spouse/domestic partner or parent cannot be on title).
▪	The residence is in good and marketable condition.
▪	The residence is not presently under renovation.
▪	You know of no hidden or latent defects for which you might later be held responsible.
▪	Mortgage payments, Real Estate taxes, and Association dues are current.
▪	All required building permits and private road maintenance agreements are recorded.
▪	Homes containing a well must have water rights, and the water supply must be both potable and ample under local standards.
▪	Condominiums must meet the following guidelines:
-	Only twenty percent (20%) of the total number of finished units are vacant and/or unsold.
-	Only twenty percent (20%) of the units are owned by absentee investors for rental purposes.
-	Association dues/Assessments per year (net of utilities) do not exceed two percent (2%) of the estimated fair market value of the condominium unit.
-	The units in the complex are mortgageable by FNMA standards.
-
The Condominium Association is in sound financial condition as evidenced by (I) current financial statements, (II) sufficient replacement reserves, (III) no rapid increase association dues and (IV) no unusual or excessive liens.

-	You are responsible for providing verification of the above.
Some properties may not qualify for the Home Sale Assistance Program. The following list is not all inclusive, but provides some common examples:
▪	Unusual homes such as geodesic domes, earth homes, log cabins, houseboats, A-frames, and other specialty homes
▪	Rural residential zoning or lots larger than one acre
▪	Cooperative apartments
▪	Mobile homes and/or trailers
▪	Residences that require an association's approval of purchaser
▪	Secondary tracts of land
▪	Farm properties
▪	Homes with structural problems to the extent they are deemed, by a qualified structural engineer, to be unsalable
▪	Homes that are ineligible for standard financing
▪
Any home built with synthetic stucco; LP, composite, or  masonite siding (unless remediated); or containing any other materials which are involved in, or could be potentially involved in, a class action lawsuit

▪	Homes with toxic mold or excessive levels of hazardous substances
▪	Vacation homes
▪	Investment properties
▪	Apartment buildings
Other factors which may affect the eligibility of a property for this program include, but are not limited to, the following:
▪	Legal/title problems (liens, judgments)
▪	Property line issues (properties with private roads must have a recorded road maintenance agreement)
▪	Structural problems/damage
▪	Expansive soil
▪	Safety or code violations
▪	Unmarketable title
▪	Inability to meet conventional lender or insurance requirements
▪	Properties in foreclosure
▪	Bankruptcy
▪	Special financing (e.g., first-time buyers)
If your home is subject to any of the items listed above, inform your RMC consultant.
When you request the RMC's assistance, your home must be available for sale. It cannot have been rented or leased within the past 12 months. It cannot be rented or leased after you elect to participate in the Home Sale Assistance Program. All construction and/or repairs must be completed prior to requesting to participate in the Program.
PG&E RETAINS THE RIGHT TO MAKE THE FINAL DECISION ON THE ELIGIBILITY OF A HOME FOR THE HOME SALE ASSISTANCE PROGRAM.
If your home is ineligible for the Home Sale Assistance Program
In accordance with the criteria identified above, or by the judgment of the RMC and PG&E, you will be responsible for selling your home on your own.  You will still receive direct reimbursement for reasonable and customary home sales expenses.  For reference, a list of reasonable and customary home sale expenses covered by PG&E can be found on page 13.  Your home sales expense reimbursement will be grossed up.
If your home is eligible for the Home Sale Assistance Program
In accordance with the criteria listed above and you choose not to participate in the Home Sale Assistance Program, you will still receive reimbursement for reasonable and customary home sale expenses; however, none of the expenses of the transaction will be grossed up.

Step-by-Step Guide to Home Sale Assistance Program

You must follow these steps carefully to ensure compliance with the Home Sale Assistance Program. If these steps are altered in any way, your home sale assistance benefits may be at risk.
Step 1:  Speak with your RMC consultant before signing any agreement(s) with real estate professionals regarding the sale of your home.
As soon as PG&E authorizes the RMC to provide services, your consultant will contact you to conduct an initial interview. This interview will include discussion of all aspects of your relocation benefits and the needs that you anticipate for your family during the relocation process.
Step 2:  Broker's Market Analysis
After the initial interview, your consultant will order two Broker's Market Analyses of your home and review them with you. A Broker's Market Analysis (BMA) is performed by a real estate broker on the basis of his or her knowledge of the current real estate resale activity in the community. Each Analysis will compare your home with other similar, recently sold homes to attempt to answer the question:
"What will the home sell for in the next three to four months, as is, with usual financing for the area?"
The average value of the BMAs will be the basis for the initial listing price for your home under the Home Sale Assistance Program. The home should be listed for no more than 5% over the average of the two BMAs' most probable sales price. (Following the appraisal process, you will need to adjust your list price so that it is not more than 5% over the value provided in your Guaranteed Purchase Offer.)  Adherence to the Home Sale Assistance Program requirements, including list price caps, is necessary to receive the home sale assistance and home purchase benefits outlined in this guide.
Step 3:  Selecting a broker or agent to sell your home
You may want to list your home with one of the brokers who provided a BMA, but you are not required to do so. Talk over your broker preferences with your RMC consultant. If you wish to consider additional brokers, the RMC will provide referrals. You are free to choose a broker or agent you already know, subject to RMC approval. Approval must be granted before you take any action regarding the price, terms and service requirements of the listing.  In addition, your agent may not be your relative (defined as a parent, child, spouse, domestic partner, sibling, in-law, stepparent, stepchild, grandparent, or grandchild) as it is a conflict of interest for the Company to reimburse members of a relocating family for services (commission) connected with the sale of the old home or purchase of a new home.
Step 4:  Listing your home for sale
After you have chosen a broker or agent, you will be asked to sign a listing agreement. The following "Exclusion Clause" must be included as a signed addendum to your listing agreement:
"It is understood and agreed that regardless of whether or not an offer is presented by a ready, willing and able buyer:
(1)	That no commission or compensation is earned by, or is due and payable to, broker until sale of the property has been consummated between seller and buyer, the deed delivered to the buyer and the purchase price delivered to the seller; and

(2)	That the seller reserves the right to sell the property to Altair Global or any other person(s) designated by Altair (individually and collectively a "Named Prospective Purchaser") at any time upon which this listing agreement shall terminate without obligation by Altair or the parties to this agreement and no commission or compensation will be due."

The exclusion clause must be attached to the listing agreement as a signed addendum. This clause will prevent PG&E from paying the listing broker double commission when the home is sold.
The commission may not exceed 6% without prior approval from PG&E. The term of any listing agreement should not exceed 90 days. Your RMC consultant may recommend a shorter term under certain circumstances.
Establish a realistic list price for the home. Your RMC consultant will offer advice on the best listing and selling prices, based on current market data provided by real estate professionals in the community. You are encouraged to participate in this process by providing relevant data to the brokers chosen to assess value. The advantages of a competitive listing price will be explained fully by your consultant.
You must complete a home sale disclosure statement. Every home seller has certain legal duties and obligations to a buyer, including full disclosure of all pertinent information about the condition of the home and its surroundings. If the RMC inadvertently or without proper disclosure information purchases a home ineligible for the Home Sale Assistance program, and PG&E incurs a loss as a result of your omission or misrepresentation of information, you must repay PG&E any current and future out-of-pocket expenses, and/or fines or legal judgments paid or to be paid by PG&E with regard to the property.
You must not sign any purchase offers or accept any earnest money. Your relocation consultant will instruct you on how to proceed.
Step 5:  Work closely with the broker and the RMC  to locate a buyer for your home.
Your RMC consultant will work directly with the real estate broker or agent to monitor progress in marketing your home. The consultant will make constructive suggestions and note any market activity that might impact the sales strategy. You will be contacted regularly by the consultant to discuss current information and revise the sales strategy as needed. You are encouraged to carefully evaluate these recommendations, but you are not required to accept them.

Step 6:  Review any purchase offers on the home with your RMC consultant.
Signing any purchase offer or accepting any earnest money deposits from a buyer or broker prior to speaking with your RMC consultant will place your Home Sale Assistance benefits at risk.
You should contact your RMC consultant immediately when you receive any offer to purchase your home. Your consultant is available by phone toll-free during office hours or after hours by calling the number listed on his or her business card, and he or she will tell you what to do if the offer is acceptable to you.
If an offer from a buyer is acceptable, the RMC will sign the contracts. The RMC's obligation to you and PG&E is to determine if the buyer is qualified and if the offer is bona fide before approving the contract.
It is important to proceed with care in evaluating a purchase offer because some costs may not be reimbursable. If the buyer's purchase offer requires the seller to pay any concessions or buyer's expenses at closing those costs will be deducted from your equity. The following list provides guidelines for consideration as you negotiate a purchase offer; however, you should consult your RMC consultant if there is any question about whether a cost will be paid under PG&E's relocation benefit program.
PG&E Will Pay (if normally required of seller)	PG&E Will Not Pay
▪Document preparation fees
▪Survey fees
▪Mortgage release fees
▪Recording fees
▪Transfer taxes
▪Title insurance
▪Closing and legal fees
▪Escrow fees
▪FHA/VA fees (required by seller)
▪Attorney fees, if an attorney is required to handle the actual closing
▪Termite or pest inspection
▪Radon inspection or warranty, if necessary
▪Normal and reasonable real estate broker's commission (not to exceed 6% of purchase price, unless approved in advance by PG&E)

▪Discount points (FHA, VA or conventional)
▪Escrow
▪Insurance
▪Utility bills
▪Property taxes
▪Rent
▪Seller concessions included in the contract with the buyer, including buyer's closing costs, home warranties, repairs, remodeling, restoration or renovation of any kind
▪Expenses to remedy and bring to acceptable standards hazardous conditions in the home, such as:
-Radon gas
-Friable asbestos
-Lead-based paint
-Urea formaldehyde foam insulation
-Underground storage tanks containing toxic materials
-Similar environmental hazards
-Pest control

Step 7:  Amended Value Sale
Amended Value Sale is a procedure that will be used when you find a buyer for your home. The Amended Value Sale Program consists of two separate, arm's length transactions:
▪
The RMC purchases the home from you at the same net price and terms as the bona fide offer that you have received from a buyer. Once the sale to the RMC closes and you vacate the home, subject to disclosure obligations, you are no longer financially or legally responsible for the home.

▪
The RMC, as the owner of the property, sells the home at the previously offered price to the buyer who made the offer. If something should happen to prevent this second sale from taking place, you are not affected.

Because the RMC, on behalf of PG&E, is buying your home based on the value of the offer you have received, the RMC must be sure that the offer is bona fide and that the buyer is ready, willing and able to purchase your home. Your consultant will work closely with you and your broker as you consider any offers to be sure that the terms are acceptable to the RMC and PG&E.
In order for an offer to be eligible for the Amended Value Sale Program, it must meet certain requirements, including:
▪	The contract of sale from the buyer must specify a closing date that is within 60 days of the contract date.
▪	The contract must not be contingent on the sale of the purchaser's home. It can, however, be contingent on a closing scheduled to occur within thirty (30) days of the contract date.
▪	The contract must not contain other contingencies, with the exception of inspections and buyer's approval for financing.
If the RMC cannot accept the contract of sale because the buyer is not qualified with a bona fide offer, you must continue to market the home.  If you choose to accept the contract of sale with the buyer against the recommendation of the RMC, you will be responsible for managing the process as an independent sale, outside of the Home Sale Assistance Program.  In this case, you will still receive direct reimbursement for reasonable and customary home sale expenses; however, none of the expenses of the transaction will be grossed up.
Step 8:  Closing an Amended Value Sale
When an acceptable offer to purchase the home has been received, documents previously sent by the RMC will require immediate attention. The documents will include a contract of sale between you and the RMC, certain financial information forms and a general warranty deed that will subsequently be used by the RMC to convey title. Your consultant will offer specific advice as required, but you (and your spouse, if applicable) should plan to execute the documents as soon as possible before a Notary Public and return them to your RMC consultant. It will not be necessary for you to attend the closing of the sale.
You will receive your equity directly from the RMC when the Contract of Sale documents are signed or the property is vacated, whichever is later. Payment will be by either check or electronic transfer. You will also receive a detailed equity statement by email, mail, or fax explaining every adjustment to the equity. In general, the equity will be calculated as follows:
Guide for Calculation of Equity
To determine the total "net" cash value of any transaction on the home under the Home Sale Assistance Program, first add together:
1.    The purchase price appearing in the RMC's contract of sale, wherein you are the seller and the RMC is the purchaser.
2.    Any amounts you have prepaid for which you are entitled to receive a prorated refund, such as interest and taxes, but excluding home casualty insurance.

Then subtract from the above the total of the following amounts (if any) that are applicable:
1.    All outstanding indebtedness (mortgages, tax liens, judgments, etc.)
2.    Charges for prorated items such as interest and taxes through the effective date of the contract of sale between you and the RMC or through the vacate date, whichever is later.
3.    Concessions to which you agreed as the seller.
4.    Costs for deferred maintenance/repairs to be completed before the home can be purchased.
5.    A vacate holdback of $500, refundable to you after you have permanently vacated the property and the RMC has verified property condition.

The difference is:	The net equity under the Company relocation program.

Step 9:  Cost of Ownership
The sale price in the Contract of Sale between you and the RMC will reflect the cost of ownership of the home (property insurance, taxes, utilities, maintenance and interest on the mortgage) through the effective date of the contract of sale between you and the RMC or the vacate date, whichever is later. The equity statement from the RMC will provide a detailed accounting of your home sale transaction.
It is acceptable to cancel your property insurance as of your vacate or acceptance date, whichever is later. However, for liability purposes it is recommended that your property insurance remain in effect until your new policy is in force. It is your responsibility to contact your insurance carrier to advise them of cancellation.
Your RMC consultant will advise you when to discontinue making mortgage and other payments. If you have arrangements with any lender for payments to be automatically deducted from your account, it will be your responsibility to cancel the automatic draft(s) as of your acceptance or vacate date whichever is later. It is imperative you discuss with your RMC consultant when to send this form to your lender. If you fail to cancel your automatic draft(s), refunds for overpayments will be delayed until after closing.
Step 10:  Vacating the Home
If you vacate prior to closing, your real estate broker will make arrangements to pick up your house keys, warranties, garage door opener controls and other such necessities. Your consultant will notify you when to transfer utilities to the broker's name, but do not request the utilities be turned off as this will result in reconnect charges. Please be sure to contact the utility companies to provide your forwarding address for your final bills.
Regardless of whether you vacate before or after closing, it will be necessary to leave the home in cleanly swept condition. In order to avoid paying additional cleaning charges later, the home must be clean and you must remove all personal property, trash or debris. Cleaning charges will be withheld from the refund of your "vacate holdback" (Step 8, item 5 in the Guide for Calculation of Equity) if necessary.
Tax Liability
The majority of expenditures associated with this benefit are not reported as gross earnings; thus no gross-up is necessary provided the home sells under the Amended Value Sale program. The only exception to this is the expenditures associated with the deed and transfer tax of the property in some states.

Guaranteed Purchase Offer

Once your home is listed under the Home Sale Assistance Program, the RMC will guarantee to purchase your home at a price based on objective relocation appraisals. With this Guaranteed Purchase Offer (GPO), it is possible for you to move with confidence, knowing you may accept the RMC's offer if further marketing under the Home Sale Assistance Program does not bring an acceptable outside buyer.
Required Marketing Period
You are required to market your home under the Home Sale Assistance Program for 60 days before you may accept the Guaranteed Purchase Offer. The required marketing period begins on the day you list your home for sale under the Home Sale Assistance Program.
Relocation Appraisals determine the value of the Guaranteed Purchase Offer.
When you have begun to market your home under the Home Sale Assistance Program, you will be asked to select appraisers from a list presented by your RMC consultant. The appraisers will be local, independent appraisers who, once selected, will be hired by the RMC to appraise your home.
The primary intent of PG&E's Home Sale Assistance Program is to assist you in locating a buyer, not to purchase and re-sell your home. Therefore, the appraisers are asked to objectively evaluate your home in order to estimate the most probable selling price after reasonable market exposure. This definition of value differs from a bank or mortgage appraisal and may also differ from what a specific buyer might be willing to pay for your home. The GPO is provided as a fall-back offer, available to you if you do not locate a buyer. Through the RMC, PG&E will purchase your home at a price that should enable the RMC to re-sell it within a reasonable amount of time.
You will be thoroughly briefed on the content of the appraisals by your relocation consultant.
The amount of the Guaranteed Purchase Offer will be the average of the two appraisal values. If the lower value of the two appraisals is not within 5% of the higher value, the RMC will ask you to select another appraiser and will order a third appraisal. When this occurs, the Guaranteed Purchase Offer amount will be the average of the two closest values. (The Brokers' Market Analyses, discussed previously in the "Home Sale Assistance Program" section, will not be included in the average.)
The appraised value is contingent on the results of any customary and required inspections. Repairs identified through these inspections are your financial responsibility. Repairs must be completed before equity is released or the cost of repairs will be deducted from your equity. Repairs are subject to re-inspection. Repairs identified will be defects (i.e., leaks, faulty furnace or water heater, etc.) and do not include cosmetic items such as painting or replacing carpet, unless those items are required by a lender.
In the process of appraising your home, the appraisers will review comparable sales selected from a multiple listing service or similar directory. You are encouraged to provide appraisers with a list of recent, comparable sales or other related data that may be useful in assessing the value of your home.
Within seven days of receiving your Guaranteed Purchase Offer, you must reduce your list price to no more than 105% of the GPO amount.  Adherence to the Home Sale Assistance Program guidelines, including list price caps, is necessary to receive the home sale and home purchase benefits outlined in this guide.
Accepting the Guaranteed Purchase Offer
You may accept the GPO at the end of the 60-day marketing period, or you may continue to market the home until the end of the acceptance period of the GPO. The acceptance period of the GPO is 60 days, beginning with the date of the offer (not necessarily the same date as the marketing period begins).
To accept the GPO, execute the contracts and all associated documents (which may differ depending on which state the home is located). Several of the documents will require the acknowledgment of a Notary Public. All documents must be in the RMC's possession before the end of the 60th day.
The equity payments based on the GPO will be made on the later of either the contract date (when the contract is signed by your relocation consultant) or the date the home is vacated. Allow five (5) business days after the RMC receives paperwork for payment of the equity. The RMC will deliver the equity check to you by overnight service or wire the funds directly to the account.
Amended Value Sale
If, before accepting your GPO, you receive an offer from an outside buyer that you wish to consider, work with your broker and your RMC consultant to negotiate the offer so that it may be closed as an Amended Value Sale. (See previous discussion of this procedure in the "Home Sale Assistance Program.")

Home Sale Incentive
Should you receive an offer from an outside buyer that is less than the GPO amount, terms may be negotiated for an amended value sales price that is no less than 95% of the GPO amount. In this case, you may accept this offer and still receive the full amount of the GPO.  You will also receive a bonus of 1% of the negotiated sales price, up to a maximum of $10,000, less applicable taxes.
Possession Period
You will be given thirty (30) days from acceptance of the GPO or Amended Value Sale to vacate the property.
Proration Date
If you accept the GPO, you will be responsible for insurance, taxes, utilities, maintenance, principal and interest on the mortgage through the date of acceptance of the GPO or the date the property is vacated whichever is later.
Pass-back of Gain or Loss on Sale to Employee
Under the terms dictated by the Internal Revenue Service, if the employee accepts the GPO and the property ultimately sells for more than the employee's GPO buyout, a pass-back of a gain (or a loss) is not permitted. The sales are treated as two separate sales transactions and cannot be related.
Tax Liability
The majority of expenditures associated with the GPO benefit are not reported as gross earnings; thus no gross-up is necessary provided the home sells under the Guaranteed Purchase Offer program. The only exception to this is the expenditures associated with the deed and transfer tax of the property in some states.
However, the Home Sale Incentive is reported as additional gross earnings. No tax assistance is available and appropriate taxes will be withheld.

Equity Advance

The Company may grant you an equity advance in the form of a loan for up to 90% of the equity in your current home when the equity is required to guarantee a contract on a home in the new location. The advance is made to accommodate your being transferred at the request of the Company, and it is not a mortgage loan. The following guidelines apply:
▪	The advance will equal no more than 90% of the equity based on the Guaranteed Purchase Offer.
▪	The total amount of the advance must be used exclusively toward the purchase of a new residence.
▪	You must sign a promissory note and agree to repay the advance upon completion of the sale of the former residence. The term of the promissory note is 120 days.
If you are an executive of the Company as defined by the Sarbanes-Oxley Act, your equity will be disbursed at the time you accept the Guaranteed Purchase Offer and execute the required paperwork.
Tax Liability
This benefit is not reported as gross earnings, and no gross-up is necessary.

New Home Finding Assistance

Do not contact any real estate professional at the destination without the guidance of your RMC consultant. When you are ready to visit your destination to look for suitable housing, the RMC must arrange your travel and lodging and take care of many of the details for you.
PG&E will provide you with assistance in searching for your new residence. Specifically:
▪	Before you depart to look for housing in the new location, your RMC consultant will ask you for detailed information concerning your housing preferences, price range and family requirements.
▪	If you wish to rent, the RMC will arrange for a rental service or a real estate broker to assist you in locating the right place for you.
▪
If you choose to purchase a home, a real estate broker will arrange for house-hunting tours for every day you are in the area. You will be escorted to neighborhoods and homes of interest to you. Through your broker or agent, you will see homes targeted to meet your goals and needs.

Rental Assistance
In order to assist employees who intend to rent or lease a home or apartment in the new location, one full day tour with a rental finding company/brokerage will be provided. Your RMC consultant can assign you to a qualified local company in your destination area to provide you with the following information:
▪	General availability of apartments, houses, and condominiums for rent and the range of rental rates
▪	Local real estate practices governing such matters as who prepares the lease, the amount of commission if any, and the security deposit required
Home Search Trip
You and your spouse/registered domestic partner may take up to two home search trips for a maximum of eight days, seven nights total. Dependent children who will be relocating to the destination with the family will also be eligible for one home finding trip.

The following conditions apply to travel expense reimbursement:
▪	All travel arrangements must be made through the RMC.
▪	Itemized receipts are required for reimbursement. Submit the Expense Report to the RMC.
▪	Airline reservations should be made seven days in advance. If you wish to drive, you will be reimbursed mileage at the current IRS rate for business travel.
▪	Baggage fees are not reimbursable for this trip. You may use your Miscellaneous Allowance to cover baggage fees.
▪	Expenses for transportation to and from the airport, parking, and tolls will be reimbursed in accordance with the Company business travel policy.
▪	Reasonable lodging will be provided for employee and spouse/domestic partner together for the trip.
▪	Expenses for car rental and gas will be reimbursed. Expenses for a GPS or upgrades not standard for the rental car will not be reimbursed.
▪	Meals up to $75 per day per adults and children aged 16 and older and $40 per day per child under the age of 16. Costs for alcoholic beverages will not be reimbursed.
▪	Do not use your corporate credit cards for relocation expenses. In addition, do not use your company car for activities related to relocation, as the IRS considers such use as taxable income to you.
Business Expenses
Should you incur business expenses during the home finding trip, these expenses must be segregated from relocation expenses and submitted to PG&E separately to avoid relocation tax liability.
Tax Liability
New Home Finding benefits are reported as additional gross earnings and the amount is grossed up to help offset additional taxes.

Lender Referral

One of the critical aspects of buying a new home is obtaining mortgage financing. The RMC will provide you with a list of representatives of selected local and national mortgage companies that will offer loan programs for your use. You are not required to use any of the lenders referred by the RMC, but they typically offer mortgages at competitive interest rates and reduced fees. Your designated mortgage company will provide details on financing your transaction.

Home Purchase Closing Costs

You are eligible for reimbursement of normal closing costs when you purchase a home at the new location. To receive this benefit you must close the purchase of your new home within one year of your report date at the destination location. If you choose not to use an Altair preferred broker, you may jeopardize your closing cost benefits.

Closing Procedures
Your mortgage company will provide details on financing your transaction.
Your consultant will review your closing documents to make certain that the charges are in order, consistent with your negotiated purchase contract and within the limits of reimbursements that will be paid by PG&E.
All eligible costs will be paid by the RMC at closing so that all you need to provide when you close the purchase of your home is the down payment and any concessions or other non-eligible costs.
Eligible Closing Expenses
Closing costs reimbursement will be equal to actual costs or 2.0% of the new home purchase price, whichever is less.
▪	Appraisal fee, if required by lending institution
▪	Credit report
▪	Settlement or closing fee
▪	Title insurance
▪	Document preparation
▪	Notary fee
▪	Attorney's fees
▪	Government recording and transfer charges (only if required of the lender)
▪	Survey (only if required of the lender)
▪	General home inspection
▪	Pest or termite inspection (only if required of the buyer)
▪	Application fee, commitment fee, processing fee, etc.
Note: The items listed above are not all inclusive. Eligible expenses may vary by local custom. Your RMC consultant will advise you regarding expenses covered by PG&E.
Non-eligible Closing Expenses
Specifically excluded from reimbursement are prepaid expenses such as:
▪	Prorated interest
▪	Discount points
▪	Loan origination fees
▪	Taxes
▪	Homeowner's insurance
▪	Mortgage insurance
▪	Earnest money payments
▪	Property mortgage insurance for insufficient down money
▪	Tax or insurance escrow
▪	Home warranties
▪	Any fees associated with second mortgages
Tax Liability
The Closing Cost Benefit is reported as additional gross earnings and the amount is grossed up to help offset additional taxes.

Household Goods Moving

Your belongings will be shipped by one of the RMC's select moving companies.
Your consultant will arrange for the RMC's household goods move coordinator to contact you and provide you with details surrounding the movement of your household goods. The moving company will need sufficient time to properly coordinate your move. A minimum notice of 30 working days is required.  During holidays and summer months, more lead-time is required.  Packing and loading dates will be arranged with every attempt made to provide these services on the dates you request. However, keep in mind that PG&E will not authorize or reimburse additional costs of weekend or holiday service. If you request a weekend or holiday move, the overtime charges will be collected directly from you upon delivery.
Insurance
Replacement cost insurance up to $100,000 is provided at no cost to you. If you require additional coverage in excess of that provided, the cost will be billed to you by the RMC.
Moving Services
The selected household goods carrier will pack, load, insure, transport, deliver and unpack your normal household goods. There are some limits to this service. Furniture and boxes will be placed in your home where specified, and the contents of your boxes will be unpacked and placed on the closest flat surface, if requested. Unpacking beyond this description is considered a settling-in service or maid service and may be obtained from the moving company at an additional cost to you.
Depending on the complexity of services you require, some additional services may be performed by your moving company or a third-party service firm when deemed necessary by the RMC and within reasonable costs. Such "third-party" services, including crating, will be considered for normal household goods only and will not include service for items affixed to the property.
It is strongly recommended that you take advantage of the packing services provided by this guide. If you pack yourself, no cost saving is realized and none of the goods that you pack will be insured.
If you are unavailable for a pick-up or delivery and do not notify movers in advance, any additional charge will be billed to you.
Household Goods Storage
Storage of household goods and personal effects in transit will be covered up to 90 days, but only if storage is unavoidable. If storage is required for more than 90 days or if you need to access any stored items, the charge will be billed to you.
You will be responsible for costs beyond the time period allowed by this guide.
Transportation of Automobiles
PG&E will pay for shipping up to two personal automobiles if the move is greater than 400 miles. The vehicles must be in working order and must fit on a standard car carrier or moving van. The value of the vehicles to be moved must exceed the cost of shipment.
If the move is less than 400 miles, you are required to drive the cars you own to the new location or ship them at your own expense. Mileage and tolls via the most commonly used direct route will be reimbursed at the current IRS rate.
Disconnecting and Connecting Appliances/Utilities
PG&E will cover the cost of disconnecting and connecting normal household appliances or any other article requiring special servicing for safe transportation. Appliances include washer, dryer, refrigerator, and icemaker. However, the extension of any gas or electric lines or adding service for mismatched appliances (i.e., converting an electric hook-up for a gas appliance) is excluded.
Special or Extraordinary Shipping Requirements Are Your Responsibility
Plans should be made in advance for items requiring special or extraordinary handling. These shipping arrangements and the costs will be your responsibility, but call your household goods move coordinator or your relocation consultant for advice.
PG&E will not pay for charges by the moving company to pick up any furnishings or material at any site other than your primary residence. You will be billed directly for this additional service.
Authorized Household Goods Eligible for Moving Benefit
▪	Clothing and personal items
▪	Furniture and fixtures (not attached to the house)
▪	Major appliances
▪	Gardening equipment
▪	Pianos (tuning, servicing and special handling are not included)
▪	Grandfather clocks
▪	Pool tables
▪	Waterbeds (if drained and disassembled)
Items NOT Authorized
Please refer to the Domestic Moving Guide and Insurance Guide provided by your household goods move coordinator for a complete list of items that are not eligible for the moving benefit. The following is a list of items for which PG&E will not authorize transportation.
▪	Boats, trailers, airplanes, motorcycles 250 cc and over, snowmobiles, off-road vehicles, travel trailers, pop-up trailers, camper inserts for pick-up trucks, or other recreational vehicles
▪	Livestock or domestic animals
▪	Frozen/perishable foods
▪	Alcohol, wine and wine cellar shipment
▪	Liquids in unsafe containers/flammable liquids, items that may contaminate or damage other goods
▪	Valuable papers/securities/money
▪	Valuable jewelry/precious stones/firs/items of extraordinary value
▪	Heavy machinery/tractors/farm equipment larger than normally required for yard and garden maintenance
▪	Lumber or other building materials
▪	Plants
▪	Antiques and fine art
▪	Animal-drawn carriages or wagons, vintage and show automobiles
▪	Storage sheds, greenhouses, play houses or other outside buildings
▪	Campers, motor homes, livestock trailers
▪	Satellite dishes greater than 24" in diameter/ solar panels
▪	Coins, stamps and other fine collectibles
▪	Items associated with an in-home business
▪	Hot tubs/spas/above-ground pools
▪	Ammunition and/or explosives
▪	Firewood/coal
▪	Items from a temporary residence
▪	Items that cannot be attached a value (personal paints, pottery, etc.)
▪	Auto parts
▪	Any other items which cannot be packed or moved by a standard commercial carrier
▪	Any goods/materials prohibited by law
Note: Gas grills may be shipped but must be emptied and certified before loading.
Additional Exclusions
▪	Maid service or housecleaning service
▪	Tips to movers
▪	Disassembly/assembly of swimming pools, swing sets, basketball goals, or similar personal property
▪	Insurance for items of extraordinary value such as antiques, fine art, coin and stamp collections, precious metals, documents, securities and notes, or insurance above the coverage provided by PG&E.
▪
Disassembly/assembly of play gyms, television/radio antennas, chandeliers, flagpoles, etc. If such items are disassembled prior to packing, they may be transported. If movers assemble or disassemble unusual items, you will be billed directly.

▪	Draining and refilling of waterbeds.
▪	Establishing services such as power, water, gas, telephones, etc.
▪	Exclusive use of moving van or space reservation
▪	Unauthorized extra pick-ups or deliveries
▪	Unauthorized overtime packing and unpacking
▪	Unauthorized crating
▪	Storage of automobiles
Important Information Concerning Household Goods Shipping
▪
Valuables such as jewelry, coin and stamp collections, computer programs, currency, precious metals, gems or semi-precious stones, rare documents, or most other collectibles should be set aside and transported with you when you travel. Only under certain very specific conditions is the mover responsible for these items. Be certain to ask the representative of your moving company about transporting valuables when he or she visits your home to inventory your belongings.

▪
Firearms may be transported, but must be unloaded, packed separately and inventoried by type of firearm and serial number. The inventory must be included in the documentation of the move. This is for your protection as well as the protection of the mover. You will be responsible for meeting the licensing or registration requirements, if any, of the state where you are moving. You cannot ship live ammunition via household goods movers.

▪
Accompany the mover through the home as he or she inventories and tags each item to be moved. Plan to check off the items at the destination as well; otherwise, you may have difficulty with claims settlements should they prove necessary.

▪
You or your representative should be present during packing and loading. Do not release the drivers until a complete inspection of the home and property has been accomplished, since items left behind could result in extra charges to you.

▪
Detach items that are to be moved, such as televisions, wall-mounted can openers and coffee makers, pictures, posters, curtain rods, attached bookcases and the like. Unplug appliances and electrical devices such as stereos and computers; if possible, stow the connecting cords and cables.

▪	Remove all items from refrigerators. Unplug, defrost, clean and let stand open to dry at least 24 hours in advance of loading.
▪	Items that cannot be moved by your household goods mover:
-	Bleach
-	Propane tanks or butane tanks
-	Flammable or combustible items of any kind, including gas and oil in lawn mowers, edgers and other yard or utility equipment
-	Open liquids of any kind
-	Frozen foods
-	Aerosol cans or paints
▪	No mover will accept liability for moving plants. If you choose to allow the mover to move your plants, you do so at your own risk.
Note: Federal regulations require that plants moved interstate be inspected and certified free of pests and diseases. The states of California, Arizona and Florida are especially diligent in enforcing their agriculture laws. Taking plants into these states may require considerable extra expense and effort.
▪
If you have items in temporary storage, please give the shipper maximum possible advance notice of the date you prefer delivery. Fourteen days is recommended to ensure the availability of your preferred dates.

▪	Keep your utilities on at the old location until at least the day after the scheduled completion of packing and loading.
▪
In the event damage occurs during the shipment of your goods, please advise your relocation consultant within 30 days from you final delivery date. All claims must be submitted within 90 days of delivery date.

Tax Liability
Household goods moving expenses and storage up to 30 days are excluded from gross earnings and no tax liability is created; therefore, gross-up is not necessary. The cost of eligible storage beyond 30 days is grossed up.

Temporary Living Expenses

If you assume duties at the new location before your new home is available for occupancy, the RMC will arrange for temporary accommodations in corporate housing for up to six months as long as you are still financially responsible for your former residence. Temporary living must be arranged through the RMC.
Only lodging expenses will be covered, this includes one parking space at the temporary housing unit.
If temporary housing that allows pets is available, you are responsible for pet deposits, related fees, etc.
You are eligible for a rental car for up to 14 days while your personal auto is in transit. The rental car can be arranged through Altair's Travel Department and direct billed to Altair.
Trips Home
The Trip Home benefit is intended to provide you (the employee) with one trip back to your former residence so that you can meet with movers and assist your family with the final move.
You will be eligible for a maximum of two round trips for you, the employee, to return to the departure location OR your spouse/registered domestic partner to visit the destination location. Only round trip airfare or mileage (the most direct route driving at least 400 miles per day) is eligible for reimbursement for your Trip Home benefit. Items that will not be reimbursed include; transportation to and from the airport, parking, meals and baggage fees. The Miscellaneous Expense Allowance is intended to cover these costs.
Tax Liability
This benefit is reported as additional gross earnings and the amount is grossed up to help offset additional taxes.
Final Trip

Reimbursement will be provided for reasonable in-transit expenses incurred by you, your spouse/registered domestic partner, and eligible dependents while traveling on the final trip from the old to the new location.
Eligible expenses include reasonable travel, such as a shuttle or taxi to the airport, lodging and meal expenses. Meals up to $75 per day per adults and children aged 16 and older and $40 per day per child under the age of 16. Costs for alcoholic beverages will not be reimbursed.
You must work with your RMC consultant to make your travel arrangements. Air transportation (coach class with advance purchase) will be provided if the distance is over 400 miles; otherwise you are required to drive to the new location. Baggage fees for up to two pieces of regular luggage per person will be eligible for reimbursement. You may be reimbursed for up to $100 in total per person for baggage fees. Any additional baggage fees should be paid for using your Miscellaneous Allowance.
If you drive, you will be reimbursed mileage for up to two automobiles. Mileage reimbursement will be based on the current IRS rate for business travel by the most direct route. Other expenses for hotel and meal reimbursement will be based on travel of at least 400 miles per day. No reimbursement is provided for the additional cost of side trips or sightseeing.
Expenses are reimbursable for one night prior to departure, en route, and if you are unable to move directly into your new home upon arrival, one night at the destination.
Do not use your corporate credit cards for relocation expenses. In addition, do not use your company car for activities related to relocation as the IRS considers such use as taxable income to you.
You must report actual travel expenses on a Relocation Expense Form and submit to the RMC for approval.
Tax Liability
With the exception of meals and excess mileage in accordance with IRS guidelines, final move expenses are excluded from income and no gross-up is necessary. Meals and excess mileage payments are reported as additional gross earnings and are grossed up.
Expense Reporting

In some circumstances, you are required to pay certain relocation expenses and request reimbursement afterward. Such reimbursement requests must be kept separate from other business expenses and submitted to the RMC, using the Relocation Expense Form.
After submitting the expense report online, the required receipt copies should be submitted to the RMC for approval and processing no later than 30 days after you incur the expenses. Failure to submit expenses within this time frame could jeopardize reimbursement, your tax assistance, or both. Reimbursement will be for actual, reasonable costs only, within the guidelines.
Please remember:
▪	You must include copies of itemized receipts for all expenses in order to be eligible for reimbursement.
▪	You must include a copy of the expense report when you provide your receipts.
▪	It is wise to make copies of all reimbursement forms and receipts that you submit for your personal records as well as for income tax purposes.
Regular business/travel expenses must be submitted separately to PG&E on separate expense reports.
Do not use your corporate credit cards for relocation expenses. In addition, you may not use your company car for activities related to relocation, as the IRS considers such use as taxable income to you.
In addition to other policy provisions regarding the timing of expense reimbursements, any reimbursements of taxable expenses provided pursuant to this program shall be reimbursed on or before the last day of the calendar year following the year in which the expense was incurred, consistent with requirements in Internal Revenue Code Section 409A, as it may be amended.

The amount of expenses eligible for reimbursement is not subject to a multi-year cap.  As a result, expenses eligible for reimbursement during one year do not affect the expenses eligible for reimbursement in any other taxable year.

Tax Liability on Relocation Expenses
 Paid to You or On Your Behalf

Most of the amounts expended by PG&E on your behalf during relocation, whether reimbursed to you or paid directly to the service provider, will be included in your annual income. The only exceptions are certain household goods moving and final trip expenses, defined by the IRS, which are excluded from your income. Other than these specific, limited exclusions, the total of all other relocation payments will appear on your W-2 issued in January of the following year.
PG&E will provide tax assistance for most taxable benefits through a process called "gross-up." The RMC will calculate the amount of gross-up to which you are entitled and report it to PG&E. PG&E, through the payroll department, will pay additional funds directly to the appropriate tax authority to help offset the tax liability.
Please take note of these important factors pertaining to your gross-up benefits:
▪	The tax assistance provided by PG&E will be calculated using supplemental federal, state and local rates and will include Social Security and Medicare if applicable.
▪	Certain relocation expenses, which are not grossed up, may be deductible on your individual tax return.
▪	Gross-up is provided as a financial benefit, but is not intended to compensate you completely for all tax liabilities.
▪
You are responsible for calculating, reporting and paying all personal federal, state and local income taxes for which you are liable. The RMC will send you a detailed gross-up package that itemizes all relocation expenses for the tax year, including the gross-up payments the Company provides on your behalf. The package is provided for your information and for use by your tax professional if you use such services.

The services of tax and legal professionals are recommended.

RELOCATION REPAYMENT AGREEMENT

I hereby acknowledge that I have received and read a summary of the relocation assistance benefit available to me under the Pacific Gas & Electric Company (PG&E) relocation guide.  I understand the benefit to me of the assistance available and agree to the following:
•	For purposes of this Agreement, the effective date of relocation is the first day I report to my PG&E work location.
•
The payment of relocation costs directly to me and to others on my behalf by PG&E is conditional upon the successful realization of my physical relocation as requested by PG&E and upon my remaining in the employment of PG&E for a period of 24 consecutive months from the effective date of relocation.  If I voluntarily resign or retire my employment with PG&E prior to the completion of 24 consecutive months from the effective date of relocation, I will repay PG&E all relocation costs made to me or to others on my behalf, in accordance with the following schedule:

From the effective date of relocation, if I resign within:  12 months - I will repay 100%
           24 months - I will repay   50%
•
If PG&E pays relocation costs to me or to others on my behalf but I do not physically relocate as requested by PG&E within the specified timeframe, I understand that PG&E will recover up to the full amount of relocation costs provided to me or others on my behalf. I understand that if I voluntarily resign or retire my employment with PG&E prior to 24 consecutive months from the effective date of my relocation, in addition to notifying my supervisor, I must notify PG&E's Relocation Services Department at relocationservices@pge.com.  Relocation Services will inform me of the amount of my relocation repayment obligation within five business days.

•
I understand that any relocation repayment obligation I have pursuant to this Agreement is due and payable within 30 days of the notification of my resignation or retirement to relocationservices@pge.com or my last day of work, whichever is earlier.  I understand that if I fail to pay PG&E the full relocation reimbursement obligation within 30 days of notification of my termination to relocationservices@pge.com, or my final day of work, PG&E will submit the debt to a collection agency.

•
Any dispute regarding any aspect of this Relocation Repayment Agreement, including its validity, interpretation, or any action which would constitute a violation of this Agreement shall be resolved by an experienced arbitrator, selected by PG&E and me (collectively "the parties") in accordance with the rules of the American Arbitration Association.  The fees of the arbitrator and cost associated with producing a transcript of the proceedings shall be paid in equal shares by the parties.  Any decision rendered by the Arbitrator, including any remedy awarded, shall be in accordance with the laws of California.

•
The forum for any dispute submitted to arbitration pursuant to this agreement shall be San Francisco, California.  The decision of the arbitrator shall be final and binding.  Judgment may be entered thereon in accordance with the practice of any court having jurisdiction.

•	Reimbursement of relocation expenses by PG&E does not constitute a commitment by PG&E with respect to the duration of my employment, or alter my at-will employment status.
•
If any of the provisions contained in this agreement is held to be unenforceable, in whole or in part, by a court of competent jurisdiction, the entire agreement shall not fail and all other provisions and obligations of this agreement shall remain valid and enforceable.

By signing below, I hereby acknowledge and agree to the terms and conditions contained herein and confirm my intent to relocate.

______________________________
Print Name

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Employee signature                                                                                                  Date